UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
February 23, 2021

NEOGENOMICS, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-35756	74-2897368
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12701 Commonwealth Drive,	Suite 9,	Fort Myers,	Florida	33913
(Address of principal executive offices)				(Zip Code)
(239) 768-0600
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock ($0.001 par value)	NEO	NASDAQ
Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 24, 2021, NeoGenomics, Inc. (the "Company") announced Douglas M. VanOort, its Chairman of the Board and CEO, will retire as Chief Executive Officer ("CEO") and transition to become Executive Chairman of the Board of Directors, effective April 19, 2021. The Company also announced that Mark Mallon, who is currently serving as CEO of Ironwood Pharmaceuticals, Inc. (“Ironwood Pharmaceuticals”) through March 12, 2021 and is a former Executive Vice President of AstraZeneca PLC (“AstraZeneca”), will become NeoGenomics’ CEO and will join the NeoGenomics Board of Directors at that time.
Mr. Mallon has served as CEO of Ironwood Pharmaceuticals since January 2019. Prior to his role at Ironwood Pharmaceuticals, Mr. Mallon spent twenty-four years at AstraZeneca in various roles of increasing scope and responsibility, including serving on the Executive Committee and as Executive Vice President of Global Product and Portfolio Strategy, Medical Affairs and Corporate Affairs from 2016 through January 2019. Prior to this role he held several senior sales and marketing roles at AstraZeneca, including Executive Vice President, International from 2013 through 2017. Mr. Mallon began his career in the biopharmaceutical industry in management consulting and earned his B.S. in chemical engineering from the University of Pennsylvania and an M.B.A. in marketing and finance from the Wharton School of Business.
On February 23, 2021, the Company and Mr. Mallon entered into an Employment Agreement which provides that his base salary will be $725,000 per year and that he will be eligible to receive a performance-based bonus, which will be targeted at 100% of his base salary. This bonus is contingent on completion of certain metrics established by the Board of Directors or Compensation Committee for such fiscal year. Mr. Mallon is also entitled to relocation benefits up to $600,000 in accordance with the Company's relocation policy and such additions as mutually agreed upon. Mr. Mallon is entitled to participate in all medical and other benefits that the Company has established for its employees including up to four weeks of paid time off per year. If Mr. Mallon is terminated without cause, the Company agrees to maintain his salary for a period of twelve months and agrees to pay the target bonus Mr. Mallon would have been eligible to receive for the fiscal year, prorated based on the date of the notice of termination.
The Employment Agreement also provides that Mr. Mallon will be granted on the effective date, and with approval from the Board of Directors, an equity grant in the amount of $5.5 million, to be split equally between restricted shares and stock options. The number of restricted shares and stock options will be determined according to the Company's customary practice for valuing equity grants and the restricted shares and stock options shall each vest ratably over a period of four years from the date of the grant, so long as Mr. Mallon remains employed by the Company.
Within six months of the effective date, and subject to Board approval, Mr. Mallon will be granted a one-time performance-based award equal to a minimum of $5.0 million in the form of equity and/or cash. This award will be granted based on the achievement of specified performance metrics established by the Compensation Committee in consultation with Mr. Mallon and as approved by the Board. In addition, in 2022 Mr. Mallon will receive an annual equity grant with an aggregate target value equal to a minimum of $5.0 million. The number of restricted shares and stock options will be determined according to the Company's customary practice for valuing equity grants and the restricted shares and stock options shall each vest ratably over a period of four years from the date of the grant, so long as Mr. Mallon remains employed by the Company.
Mr. Mallon does not have any related party transactions or family relationships with the Company or any of the Company’s other officers or directors.
The foregoing summary of the Employment Agreement does not purport to be a complete statement of the terms of the document and is qualified in its entirety by reference to the full text of the document, a copy of which is being filed with this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01	Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Employment Agreement between NeoGenomics, Inc. and Mark Mallon dated February 23, 2021
99.1	Press Release of NeoGenomics, Inc. dated February 24,2021

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEOGENOMICS, INC.

By:	/s/ Kathryn B. McKenzie
Kathryn B. McKenzie
Chief Financial Officer
March 1, 2021